Exhibit 10.9

July 23, 2025

Kristin Yarema, Ph.D.

[***]

Re:	Offer of Employment

Dear Dr. Yarema:

We are pleased to offer you at-will employment in the position of Chief Executive Officer (“CEO”) of Ikena Oncology, Inc. (to be renamed ImageneBio, Inc. upon consummation of the Merger, the “Company”) on the terms and conditions set forth in this letter agreement (the “Agreement”). The “Merger” shall refer to the previously-announced merger of a wholly-owned subsidiary of the Company with and into Inmagene Biopharmaceuticals.

1. Employment by the Company. Your employment with the Company shall begin upon, and subject to, the effectiveness of the Merger, and is anticipated to begin no later than July 25, 2025 (such actual date your employment begins (the “Start Date”)). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties as are required by the Company’s Board of Directors (“Board”), to whom you will report. You will be nominated to serve as a member of the Board during the term of your employment and, if elected, will serve on the Board for no additional compensation. You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder. Your primary work location shall be the Company’s office located in San Diego, California, although you are permitted to work remotely from your personal residence location in California as reasonably necessary to perform your assigned duties. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. Subject to the “Good Reason” provision set forth in Section 7, the Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2. Compensation.

2.1 Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $630,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Following an annual review by the Board, you will be eligible for increases to your Base Salary at the Board’s sole discretion.

2.2 Annual Bonus. You shall be eligible to earn an annual bonus with a target amount of up to 50% of your then current annual Base Salary, prorated for the number of days employed in a calendar year (the “Annual Bonus”). Whether you receive the Annual Bonus for any given year, and the amount of the Annual Bonus, shall be determined by the Board and/or its Compensation Committee in its discretion based upon the achievement of preestablished corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. You must continue to be employed through the date the Annual Bonus is paid to earn and be paid such bonus.

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2.3 Signing Bonus. Upon the commencement of your employment, you will receive a one-time signing bonus in the amount of $180,000 (the “Signing Bonus”). The Signing Bonus will be paid to you as an advance in a single lump sum in accordance with the Company’s standard payroll processes within 30 days after your Start Date, and is provided to you prior to your earning of such Signing Bonus. You will not earn the Signing Bonus unless you remain actively and continuously employed with the Company through the second anniversary of your Start Date. If your employment terminates under any circumstances other than due to your termination without Cause by the Company, you agree to repay to the Company, within 10 days of your employment termination date: (i) 100% of the gross amount of the Signing Bonus if such termination occurs before the first anniversary of your Start Date, and (ii) 50% of the gross amount of the Signing Bonus if such termination occurs before the second anniversary of your Start Date.

2.4 Equity. Subject to approval by the Board, as soon as practicable following the Start Date, you shall be granted an option (the “Option”) to purchase a number of shares of common stock, par value $0.001 per share of the Company (“Common Stock”) equal to approximately 3.75% of the fully diluted shares of Common Stock calculated as of the grant date. The Option shall have an exercise price equal to the fair market value on the grant date. The Option shall be governed in all respects by the terms of the Company’s 2025 Equity Incentive Plan (the “Equity Plan”) and option agreement between you and the Company. The Option shall vest over a period of four years, with 1/4 of the shares of Common Stock subject to the Option vesting on the first anniversary of the Start Date, and the balance vesting in a series of thirty-six (36) successive equal monthly installments thereafter, subject to your Continuous Service (as defined in the Plan) through each vesting date. In the event your Continuous Service terminates for any reason other than by the Company for Cause, you may exercise the vested shares subject to the Option until the earliest of: (i) the day immediately preceding the tenth anniversary of the grant date of the Option, (ii) twelve (12) months after the last day of your Continuous Service, or (iii) their termination in accordance with Sections 6(b) or 6(c) of the Equity Plan. Subject to approval by the Board, as soon as practicable following the Start Date, you shall be granted restricted stock units (the “RSUs”) covering a number of shares of Common Stock equal to approximately 1.25% of the fully diluted shares of Common Stock calculated as of the grant date. The RSUs shall be governed in all respects by the terms of the Equity Plan and RSU award grant notice and award agreement between you and the Company. The RSUs shall vest over four years, with 1/4 of the RSUs vesting on the first anniversary of the Start Date, and the balance vesting in a series of twelve (12) successive equal quarterly installments thereafter, subject to your Continuous Service through each vesting date. You shall be eligible for consideration for annual grants of additional equity awards pursuant to the process applicable to other members of the executive leadership team, with the terms of any such grants to be determined in the sole discretion of the Board.

3. Reasonable Business Expenses. You shall be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

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4. Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

5. At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6. Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic, not-for-profit activities, including with the Alliance for Regenerative Medicine (ARM), and serve as a director for a single for-profit entity, as approved by the Board in its sole discretion, with such approval not being unreasonably withheld, so long as such activities do not materially interfere with the performance of your duties hereunder or conflict in any way with the business of the Company. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

7. Termination; Severance.

7.1 Term and Termination. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that your employment is terminated by either party pursuant to the provisions of this Agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause.

7.2 Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”).

7.3 Involuntary Termination Unrelated to a Change in Control. If you are subject to an Involuntary Termination (that does not occur within the Change in Control Period (as defined below)), and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.6 below), the Company shall provide you with the following benefits (the “Severance Benefits”):

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(a) Cash Severance. The Company shall pay you, as severance, the equivalent of twelve (12) months (the “Severance Period”) of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.6) has become effective.

(b) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

7.4 Involuntary Termination in Connection with a Change in Control. If you are subject to an Involuntary Termination during the Change in Control Period, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.6 below), the Company shall provide you with the following benefits (the “Change in Control Severance Benefits”):

(a) Cash Severance. The Company shall pay you, as severance, the equivalent of eighteen (18) months (the “CIC Severance Period”) of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “CIC Severance”). If the Change in Control first occurring during the Change in Control Period does not also qualify as a Section 409A Change in Control, then the CIC Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as

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discussed in Section 7.6) has become effective. If the Change in Control first occurring during the Change in Control Period also qualifies as a Section 409A Change in Control, then the CIC Severance will be paid in a lump sum on the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.6) has become effective.

(b) Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under COBRA following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the CIC Severance Period (the “CIC COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “CIC Special Severance Payment”), which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the CIC Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

(c) Bonus. The Company will pay you, as an additional severance benefit, a one-time, lump-sum payment equal to your full on-target Annual Bonus for the bonus year in which your Involuntary Termination occurs (the “CIC Bonus Severance”). The CIC Bonus Severance will be paid to you at the same time as the first installment payment of the CIC Severance, subject to all applicable deductions and withholdings.

(d) Accelerated Vesting. The vesting and exercisability of all outstanding time-based stock options and other time-based equity awards covering the Common Stock that are held by you as of immediately prior to the Separation Date shall fully accelerate.

In no event shall you be entitled to benefits under both Section 7.3 and this Section 7.4.

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7.5 Termination for Cause; Resignation Without Good Reason; Death or Disability. If you resign without Good Reason, or the Company terminates your employment for Cause, upon dissolution or cessation of the Company, or upon your death or disability, then all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and you will not be entitled to any Severance Benefits or Change in Control Severance Benefits.

7.6 Conditions to Receipt of Severance Benefits and Change in Control Severance Benefits. The receipt of the Severance Benefits and Change in Control Severance Benefits will be subject to you signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to the Company (that includes mutual non-disparagement provisions) (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (“Release Deadline”). No Severance Benefits or Change in Control Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You must also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and all of its affiliates, each effective on the Separation Date.

8. Definitions.

8.1 Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (i) your performance of any act of personal dishonesty or other unlawful act committed by you that results in harm to the Company or any parent or subsidiary of the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or in each case the equivalent in any relevant jurisdiction in which you perform service for the Company; (iii) your failure to substantially perform your assigned duties and responsibilities with a level of competence and diligence that would customarily be expected from an executive having your position and responsibilities, which failure continues, in the reasonable judgment of the Board, after written notice given to you by the Board and you have been provided at least fourteen days to cure; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company; or (v) your material violation of any provision of any written agreement(s) between you and the Company or any parent or subsidiary of the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

8.2 Change in Control. For purposes of this Agreement, a “Change in Control” shall have the meaning as set forth in the Equity Plan, but shall not include the Merger.

8.3 Change in Control Period. For purposes of this Agreement, the “Change in Control Period” means the period commencing on the effective date of a Change in Control and ending twelve (12) months following the effective date of the Change in Control.

8.4 Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

8.5 Good Reason. For purposes of this Agreement, “Good Reason” shall specifically mean the occurrence of any of the following, without your express written consent: (a) a material reduction in your Base Salary (unless made pursuant to a salary reduction program applicable generally to the Company’s executive officers); (b) a material diminution in your title, duties, responsibilities and/or authorities, including but not limited to, no longer reporting directly to the

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Board, an assignment of duties and responsibilities that are not the customary duties and responsibilities of a chief executive officer; (c) the relocation of the principal place of your employment to a location that is more than twenty-five (25) miles away from its current location; or (d) the uncured breach of any material provision of this Agreement by the Company. In order to resign for Good Reason, you must (i) provide written notice to the Company’s Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (ii) allow the Company at least 30 days from receipt of such written notice to cure such event, and (iii) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 30 days after the expiration of the cure period.

8.6 Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.

8.7 Section 409A Change in Control. For purposes of this Agreement, a “Section 409A Change in Control” shall have the meaning as set forth in the Equity Plan.

8.8 Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).

9. Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A-2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary

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in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.

11. Arbitration of All Disputes. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or

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unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12. General Provisions. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes

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expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Company at the direction of the Board. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 7, 8, 9, 10, 11, and 12 will survive the termination of this Agreement and your employment. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

INMAGENE BIOPHARMACEUTICALS

/s/ Jonathan Jian Wang
Jonathan Jian Wang, Ph.D., MBA
Chief Executive Officer

IKENA ONCOLOGY, INC.

/s/ Mark Manfredi
Mark Manfredi, Ph.D.
President and Chief Executive Officer

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Accepted and agreed:

/s/ Kristin Yarema
Kristin Yarema

Date: July 23, 2025

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Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

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